Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF FORMATION

of

Atlas Resource Partners GP, LLC

THIS Certificate of Amendment to Certificate of Formation of Atlas Resource Partners GP, LLC (the “Company”), has been duly executed and is being filed by the undersigned, as an authorized person, in accordance with the provisions of 6 Del. C. §18-202 and §18-204, to amend the original Certificate of Formation of the Company, which was filed on October 13, 2011 (the “Certificate”), with the Secretary of State of the State of Delaware.

1.  Name.  The name of the limited liability company is Atlas Energy Group, LLC.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of November 3, 2014.

/s/ Lisa Washington
Lisa Washington
Authorized Person